EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of May 31, 2020 by and between Hamidah Bibi A/P Seraj Din (“Hamidah”), Ahmad Hizar Bin Sainol Abdin (“Ahmad”) and Eostre Sdn. Bhd. (f.k.a. Sinar Sehat Sdn. Bhd.) a Malaysia corporation (the “Corporation” and collectively with Ahmad and Hamidah, the “Sellers”) and Toga Limited, a Nevada corporation (“Toga”), Toh Kok Soon (“Toh”), Lim Jun Hao (“Lim”, and collectively with Toga, Toh, and Ahmad, the “Buyers”). For the avoidance of doubt, Ahmad is both a part of the group constituting the Sellers in this Agreement and the group constituting the Buyers in this Agreement, as set forth more fully herein.

RECITALS

WHEREAS, immediately prior to the date of this transaction, the Corporation has an authorized share capital of RM500,000 consisting of 500,000 ordinary shares of RM1.00 per share, and such shares are held by the Sellers as follows: Ahmad holds 400,000 ordinary shares and Hamidah holds 100,000 ordinary shares.

WHEREAS, as of the date of this transaction, Ahmad and Hamidah are directors of the Corporation (the “Current Directors”), and there are no other directors of the Corporation.

WHEREAS, the Corporation desires to issue 4,500,000 additional ordinary shares, RM1.00 per share, and, together with those 500,000 shares already issued, the Sellers desires to sell all 5,000,000 ordinary shares of the Corporation (the “Stock”), to Buyers and Buyers desire to purchase such Stock, in the following amounts.

Name	Stock Purchased	Ownership Post-Agreement
		No. of shares	%
Toga Limited	1,000,000	1,000,000	20%
Toh Kok Soon	1,000,000	1,000,000	20%
Lim Jun Hao	1,250,000	1,250,000	25%
Ahmad Hizar Bin Sainol Abdin	1,750,000 (this amount shall include the 400,000 shares held by Ahmad prior to this Agreement, but which shall be validly reissued to Ahmad and fully paid for by Toga, pursuant to this Agreement)	1,750,000	35%
TOTAL	5,000,000	5,000,000	100%

WHEREAS, upon the execution of this Agreement, all Stock of the Corporation shall be validly issued, fully paid and non-assessable.

WHEREAS, at closing, the Purchase Price (defined below) for the Stock shall be paid by Toga to the Sellers by transferring such funds directly into the bank account of the Corporation.

WHEREAS, neither Hamidah, Ahmad, Toh or Lim, nor any of their respective affiliates (collectively, the “Insiders”), shall be entitled to receive any profit in connection with their share ownership of the Corporation.

WHEREAS, the Insiders shall only be entitled to reimbursement from the Corporation for their out-of-pocket costs and expenses actually incurred in connection with set-up or maintenance of the Corporation’s business, less any amounts already received directly or indirectly from Toga or its affiliates, plus $1.00 US.

1

WHEREAS, this Agreement is being executed along with certain other agreements, as follows:

1.	Promissory notes in favor of Toga signed by each of Toh, Lim and Ahmad, secured by each of their shares of the Corporation, respectively.

2.	Pledge and security agreements in favor of Toga signed by each of Toh, Lim and Ahmad, pledging each of their shares of the Corporation, respectively, to Toga.

3.	Stock Powers in favor of Toga signed by each of Toh, Lim and Ahmad, covering each of their shares of the Corporation, respectively.

4.	Irrevocable proxies in favor of Toga signed by each of Toh, Lim and Ahmad, to vote each of their shares of the Corporation, respectively, as directed by Toga.

5.	A Stock Purchase Agreement, between Toh, Lim, Ahmad and Toga, where, after certain conditions precedent are satisfied, Toh, Lim and Ahmad shall sell all of their shares of the Corporation to Toga, in exchange for the full satisfaction and cancellation of each of their respective promissory notes executed in favor of Toga.

WHEREAS, the parties desire to enter into this Agreement to effectuate, among other things, the above intentions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Incorporation of Recitals. The recitals set forth above shall be incorporated by this reference and made part of this Agreement.

2. Sale and Purchase of Stock. The Corporation hereby issues 4,500,000 additional ordinary shares, RM1.00 per share, and, together with the 500,000 ordinary shares already issued, Sellers hereby sell, transfer, assign and deliver all right, title and interest in and to 100% of the Stock to Buyers free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever, at a price equal to RM1.00 per share of Stock, or RM5,000,000 in the aggregate (the “Purchase Price”), in cash payable at Closing (as hereinafter defined).

3. Closing. The closing (“Closing”) of the purchase and sale of the Stock contemplated hereunder shall take place on the date hereof and at such place as the parties may agree. At the Closing:

(a) Toga shall deliver to Sellers the entire Purchase Price, which shall be deposited directly into the bank account of the Corporation;

2

(b) Sellers shall deliver to Buyers share certificates representing the Stock being sold hereunder duly executed on behalf of the Corporation and registered to the names and in the amounts set forth below:

(i) Toga Limited: 1,000,000 ordinary shares of Stock;

(ii) Toh Kok Soon: 1,000,000 ordinary shares of Stock;

(iii) Lim Jun Hao: 1,250,000 ordinary shares of Stock; and

(iv) Ahmad Hizar Bin Sainol Abdin: 1,750,000 ordinary shares of Stock.

(c) Sellers shall deliver to Buyers a copy of resolutions of the Corporation, signed by all of its Current Directors, authorizing and approving the transactions contemplated by this Agreement, and the appointment of a new directors designated by Toga, who shall be authorized to have sole control over the Corporation’s bank accounts (the “Sellers Resolutions”)

(d) Sellers shall deliver to Buyers a copy of the undated resignation letters of each of the Current Directors (the “Resignation Letters”).

(e) Sellers shall deliver to Buyers the books, records and all other files and effects of the Corporation, including all such records as required to be kept by law applicable to the Corporation.

(f) Toh shall deliver to Toga a promissory note in the amount of RM1,000,000 in favor of Toga signed by Toh (the “Toh Promissory Note”).

(g) Lim shall deliver to Toga a promissory note in the amount of RM1,250,000 in favor of Toga signed by Lim (the “Lim Promissory Note”).

(h) Ahmad shall deliver to Toga a promissory note in the amount of RM1,750,000 in favor of Toga signed by Ahmad (the “Ahmad Promissory Note”).

(i) Toh shall deliver to Toga a pledge and security agreement in favor of Toga signed by Toh, pledging his 1,000,000 shares of the Corporation purchased hereunder to Toga as security for the Toh Promissory Note (the “Toh Security Agreement”).

(j) Lim shall deliver to Toga a pledge and security agreement in favor of Toga signed by Lim, pledging his 1,250,000 shares of the Corporation purchased hereunder to Toga as security for the Lim Promissory Note (the “Lim Security Agreement”).

(k) Ahmad shall deliver to Toga a pledge and security agreement in favor of Toga signed by Ahmad, pledging his 1,750,000 shares of the Corporation, including those previously held and those purchased hereunder, to Toga as security for the Ahmad Promissory Note (the “Ahmad Security Agreement”).

(l) Toh shall deliver to Toga an undated stock power in favor of Toga signed by Toh covering his 1,000,000 shares of the Corporation (the “Toh Stock Power”).

(m) Lim shall deliver to Toga an undated stock power in favor of Toga signed by Lim covering his 1,250,000 shares of the Corporation (the “Lim Stock Power”).

(n) Ahmad shall deliver to Toga an undated stock power in favor of Toga signed by Ahmad covering his 1,750,000 shares of the Corporation (the “Ahmad Stock Power”).

(o) Toh shall deliver to Toga an irrevocable proxy in favor of Toga signed by Toh to vote his 1,000,000 shares of the Corporation as directed by Toga (the “Toh Irrevocable Proxy”).

(p) Lim shall deliver to Toga an irrevocable proxy in favor of Toga signed by Lim to vote his 1,250,000 shares of the Corporation as directed by Toga (the “Lim Irrevocable Proxy”).

3

(q) Ahmad shall deliver to Toga an irrevocable proxy in favor of Toga signed by Ahmad to vote his 1,750,000 shares of the Corporation as directed by Toga (the “Ahmad Irrevocable Proxy”).

(r) A fully-executed stock purchase agreement for a “Phase 2” of the acquisition of the Corporation by Toga, between Toh, Lim, Ahmad and Toga, where, after certain conditions precedent are satisfied, Toh, Lim and Ahmad shall sell all of their shares of the Corporation to Toga, in exchange for the full satisfaction and cancellation of the Toh Promissory Note, the Lim Promissory Note, and the Ahmad Promissory Note (the “Phase 2 Stock Purchase Agreement”).

4. Transaction Documents. This Agreement, along with the documents referenced in Section 3 (b)-(r), above, shall be collectively referred to hereafter as the “Transaction Documents.” Each of the Transaction Documents:

(a) shall be separately executed by the respective parties thereto at Closing and

(b) shall be attached hereto as exhibits as set forth on Schedule A to this Agreement.

5. Representations and Warranties of Sellers. Sellers represent and warrant to Buyers as follows:

(a) The Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of Malaysia; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; (iii) is duly qualified, licensed to do business, and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean any effect on the business, operations, properties or financial condition of the Corporation that is material and adverse to the Corporation and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Corporation to enter into and perform any of its obligations under this Agreement. For the purpose of this Agreement, “business” shall include operating a business in the “direct sales” space, subject to the Malaysian Direct Sales and Anti-Pyramid Scheme Act 1993.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from governmental authorities (collectively, “Permits”) that are required for the Corporation to conduct its business, have been obtained and are valid and in full force and effect. The AJL Direct Selling License attached hereto as Exhibit 21 (the “License”) was issued to the Corporation on November 22, 2019 and will expire on November 21, 2021. Such license will not lapse, terminate, or expire as a result of the performance of this Agreement, or the consummation of the transactions contemplated hereby. Neither the Corporation nor any of the Sellers is in material default under, or material violation of, the License. Regarding the License, under all applicable laws of Malaysia:

(i) The License is valid for a multi-level marketing company such as the Corporation.

(ii) The Corporation can renew the License each year.

(iii) The License can be amended, without material issues or costs, to sell all products previously sold by Toga in Malaysia under the “Eostre” brand.

(iv) The License can be amended, without material issues or costs, to sell products through a direct marketing network using the “Eostre” business model planned by Toh and Toga.

4

(v) All of the above in Section 5(b)(i)-(iv) shall be and remain true and correct in all material respects both before and after:

(1) the planned sale of the Stock in this Agreement, and

(2) the planned sale of the Corporation’s ordinary shares to become 100% foreign owned (by Toga) pursuant to the Phase 2 Stock Purchase Agreement.

(vi) The planned transfer of ownership and control in the Corporation, as contemplated in this Agreement and in the Phase 2 Stock Purchase Agreement, can be completed without material issues, costs, or other approvals not previously disclosed to Toga during due diligence.

(c) Sellers have all requisite power and authority to execute and deliver this Agreement, to carry out his obligations hereunder, and to consummate the transactions contemplated hereby. Sellers have obtained all necessary approvals for the execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by Buyers) constitutes Sellers’ legal, valid and binding obligation, enforceable against Sellers in accordance with its terms.

(d) The Stock is owned of record and beneficially by the Sellers, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, Buyers shall own the Stock, free and clear of all Encumbrances.

(e) The execution, delivery and performance by Sellers of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Stock pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which Sellers is a party or is subject or by which the Stock is bound.

(f) None of the Insiders are a party to any transaction with the Corporation, or relating to the Corporation, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any such Insiders.

(g) All Stock of the Corporation has been, or will be at Closing, duly authorized by all necessary corporate action, and, when paid for in accordance with the terms hereof, 100% of the Stock of the Corporation shall be validly issued and outstanding, fully paid and nonassessable, and the Buyers shall be entitled to all rights accorded to a holder of ordinary shares of the Corporation.

(h) The Stock, which is 5,000,000 ordinary shares as of the Closing, represents 100% of the issued and outstanding securities of the Corporation and there are no other securities of any kind or nature (whether they be shares, warrants, options, convertible securities, or otherwise) issued or outstanding as of the Closing.

(i) All due diligence documents and information provided to the Buyers in connection with the Corporation and this Agreement are true and correct in all material respects.

(j) All requisite governmental, administrative or other third-party consents or approvals required by or with respect to Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained.

5

(k) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Sellers, threatened against or by Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(l) No broker, finder, investment banker, or other third-party is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

(m) No taxes are due to any governmental authority in connection with the transactions contemplated by this Agreement. The Corporation has paid all taxes and fees applicable to it due to any governmental authority prior to the Closing.

(n) The Corporation has, or shall have as of the Closing, all right, title and interest in and to, and control over, that certain domain name “Eostre.biz” free and clear of all Encumbrances.

(o) No representation or warranty by the Sellers in this Agreement and no statement contained in any other document furnished or to be furnished to the Buyers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

6. Representations and Warranties of Buyers. Buyers represent and warrant to Sellers as follows:

(a) Buyers have all requisite power and authority to execute and deliver this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby. Buyers have obtained all necessary approvals for the execution and delivery of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyers and (assuming due authorization, execution and delivery by Sellers) constitutes Buyers’ legal, valid and binding obligation, enforceable against Buyers in accordance with its terms.

(b) No governmental, administrative or other third party consents or approvals are required by or with respect to Buyers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyers, threatened against or by Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(d) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers.

(e) Buyers have not, directly or indirectly, paid or given any commission or other remuneration in connection with the purchase of the Stock. Buyers have not received any public media advertisements and have not been solicited by any form of mass mailing solicitation.

7. No Issuances Without Consent of Toga. Except for the Stock being issued and sold pursuant to this Agreement, the Corporation shall not issue or sell any securities of any kind or nature (whether they be shares, warrants, options and convertible securities, or otherwise) without the prior written consent of Toga (or its designee(s) on the Corporation’s board of directors).

6

8. Further Assurances. At any time and from time to time after the Closing date, at Buyers’ request and without further consideration, Sellers shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as Buyers may request, in order to fully consummate the transactions contemplated hereby regarding the sale of the Stock and carry out the purposes and intent of this Agreement.

9. Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and it may not be terminated, modified or amended except in a writing executed by each of the parties hereto. The Transaction Documents supersede all prior agreements and undertakings between the parties (whether oral or written) with respect to its subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and any exhibits, the statements in the body of this Agreement will control.

10. Parties in Interest. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto, and their respective successors, agents and assigns. No party hereto may assign its rights or delegate its obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

11. Notices. All notices, claims, demands or other communications hereunder or in connection with the transaction contemplated hereby will be in writing and will be deemed to have been duly given if hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested, or delivered by a nationally recognized overnight courier or delivery service, expenses prepaid, or sent by facsimile or e-mail to the addresses set forth below each parties signatures, or such other address, facsimile or e-mail as the person or entity to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above. All notices will be deemed received on the date of delivery, or if mailed, on the date appearing on the return receipt therefore.

12. Miscellaneous.

(a) This Agreement may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

(b) The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall be ineffective only to the extent of such invalidity, illegality or unenforceability without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(d) This Agreement shall be governed by the substantive laws (without reference to choice of laws rules) of the State of California, and the parties irrevocably agree that the courts located in Los Angeles shall have exclusive jurisdiction in respect to any dispute, suit, action, arbitration or proceedings which may arise out of or in connection with this Agreement.

7

(e) No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) The parties hereto affirm that each had an adequate opportunity to consult with independent legal counsel regarding this Agreement prior to its execution. To the extent either party hereto has not consulted with independent legal counsel, the parties hereby expressly and voluntarily waive the opportunity to consult with independent legal counsel before entering into this Agreement.

[Remainder of page intentionally blank]

8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLERS:

/s/ Ahmad Hizar Bin Zainol Abidin
Ahmad Hizar Bin Zainol Abidin

Address for Notices:

Tel:
E-mail:
ID #:

/s/ Hamidah Bibi A/P Seraj Din
Hamidah Bibi A/P Seraj Din

Address for Notices:

Tel:
E-mail:
ID #:

CORPORATION:

/s/ Ahmad Hizar Bin Zainol Abidin
By: Ahmad Hizar Bin Zainol Abidin
Title: Director
Address for Notices:

Tel:
E-mail:
Company Registration No.:

BUYERS:

TOGA LIMITED:

/s/ Alexander D. Henderson
By:	Alexander D. Henderson
Title:	Chief Financial Officer

[Signature page to Stock Purchase Agreement]

Address for Notices:

Tel:
E-mail:

/s/ Toh Kok Soon
Toh Kok Soon

Address for Notices:

Tel:
E-mail:
ID #:

/s/ Lim Jun Hao
Lim Jun Hao

Address for Notices:

Tel:
E-mail:
ID #:

/s/ Ahmad Hizar Bin Zainol Abidin
Ahmad Hizar Bin Zainol Abidin

Address for Notices:

Tel:
E-mail:
ID #:

2

SCHEDULE A

Schedule of Exhibits that must be attached hereto at closing (and fully-executed by all relevant parties thereto):

Exhibit No.	Document Title
1	Certificate evidencing 1,000,000 shares of the Corporation in the name of Toga
2	Certificate evidencing 1,000,000 shares of the Corporation in the name of Toh
3	Certificate evidencing 1,250,000 shares of the Corporation in the name of Lim
4	Certificate evidencing 1,750,000 shares of the Corporation in the name of Ahmad
5	Sellers Resolutions
6	Resignation Letter of Ahmad
7	Resignation Letter of Hamidah
8	Toh Promissory Note
9	Lim Promissory Note
10	Ahmad Promissory Note
11	Toh Security Agreement
12	Lim Security Agreement
13	Ahmad Security Agreement
14	Toh Stock Power
15	Lim Stock Power
16	Ahmad Stock Power
17	Toh Irrevocable Proxy
18	Lim Irrevocable Proxy
19	Ahmad Irrevocable Proxy
20	Phase 2 Stock Purchase Agreement
21	AJL Direct Selling License

3